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MICHAEL T. BORER                       WILLIAM H. RASTETTER, PH.D.
Senior Vice President and              Chairman of the Special Committee of the
Chief Financial Officer                Board of Directors
Dura Pharmaceuticals, Inc.             Spiros Development Corporation II, Inc.
(858) 457-2553                         (858) 431-8637


           DURA PHARMACEUTICALS SIGNS DEFINITIVE MERGER AGREEMENT
                   WITH SPIROS DEVELOPMENT CORPORATION II

     San Diego, CA -- March 20, 2000 -- Dura Pharmaceuticals, Inc. (Dura) (Nasdaq NNM: DURA) and Spiros Development Corporation II, Inc. (SDCII) (Nasdaq NNM: SDCO) today announced that they have entered into a definitive merger agreement for Dura to acquire SDCII. The merger agreement is subject to approval at a special meeting of the SDCII stockholders. A special committee of independent members of the SDCII board, formed in December 1999 to evaluate strategic alternatives for SDCII, has approved the merger agreement and is recommending that the SDCII stockholders approve the merger.

     Under the merger agreement, for each share of SDCII callable common stock SDCII stockholders will receive $13.25 in cash and one five-year warrant to purchase a fractional share of Dura common stock at $17.94 per share, which represents a 25% premium over the average closing price of Dura common stock for the ten trading days prior to today. The exact fraction of a share of Dura common stock purchasable under the warrant will be determined based on the average closing price of Dura common stock for the ten trading days prior to stockholder vote on the merger and will result in a calculated Black-Scholes value for each warrant of between $3.22 and $1.81. The total consideration for the merger agreement as of today is approximately $100.8 million, or $15.75 per share of SDCII callable common stock. The Dura warrants will be the subject of a registration statement to be filed with the Securities and Exchange Commission. Closing of the transaction is subject to Hart-Scott-Rodino clearance, effectiveness of the registration statement, and SDCII stockholder approval. Dura has received voting agreements in favor of the merger from holders of approximately 22% of SDCII's outstanding callable common stock.

     "We are very pleased to have successfully negotiated with SDCII's special committee of independent directors to reach a definitive merger agreement," said Cam L. Garner, Dura's Chairman and Chief Executive Officer. "The acquisition of SDCII will bring clarity to both Dura's operating results and product pipeline. The consolidation of SDCII into Dura will eliminate the future after-tax earnings impact of contract revenue received from SDCII. We believe the acquisition of SDCII will enhance Dura stockholder value for the long-term."

     "Importantly, our agreement to acquire SDCII underscores our confidence in the Spiros-Registered Trademark- technology platform," continued Mr. Garner. "On behalf of SDCII, we have developed a high-quality inhalation system for Beclomethasone Spiros-TM- and Budesonide Spiros-TM-, two steroid drug

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products currently in development for the treatment of the underlying inflammatory condition associated with asthma. Upon the successful acquisition of SDCII, Dura will own exclusive rights to Beclomethasone Spiros-TM- and Budesonide Spiros-TM-. These products should add significantly to Dura's pharmaceutical revenues beginning in the 2002 to 2003 timeframe, subject to approval by the U.S. Food and Drug Administration."

     "We are pleased to announce the merger agreement with Dura under terms that represent significant premiums to the recent trading prices for SDCII's callable common stock and SDCII's available cash per share," said William H. Rastetter, Ph. D., Chairman of the special committee of independent members of the SDCII board. "In evaluating the strategic alternatives available to SDCII, the special committee concluded that the announced merger with Dura is in the best interest of SDCII stockholders. Therefore the special committee is recommending approval of the merger with Dura to the SDCII stockholders."

     Dura Pharmaceuticals, Inc. is a San Diego based developer and marketer of prescription pharmaceutical products for the treatment of respiratory conditions and infectious diseases. Dura executes its business strategy by
(1) acquiring currently-marketed or late-stage development products, and companies developing or marketing such pharmaceuticals, to support its presence in high-prescribing physicians' offices and the hospital market, and
(2) developing Spiros-Registered Trademark-, a pulmonary drug delivery system for both topical and systemic delivery of medications.

     Spiros Development Corporation II, Inc. is a public company formed primarily for the continued development of Spiros-Registered Trademark-, a proprietary pulmonary drug delivery system, for selected respiratory compounds.

     Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including the completion of the acquisition of SDCII, if at all, the uncertainty regarding the calculated value of the Dura warrant to be issued in connection with the merger of SDCII, the timely initiation and successful completion of the clinical trial programs for the Spiros-Registered Trademark- products, the ability to obtain adequate funding to complete the clinical trial programs for the Spiros-Registered Trademark- products, the timely FDA approval of the Spiros-Registered Trademark- products, if at all, the dependence on third parties for manufacturing and development, the competitiveness of the pharmaceutical industry and other risks detailed from time to time in Dura's and SDCII's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. Any forward-looking statements represent Dura's and SDCII's judgment as of the date of this release. Each of Dura and SDCII disclaim, however, any intent or obligation to update these forward-looking statements. Further information about Dura Pharmaceuticls, Inc. can be found at www.durapharm.com.

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